UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Mishler, James L.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President Lennox Retail Inc.
   EVP
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security            2)Trans-     3.Trans-       4.Securities Acquired(A)  5)Amount of    6)Ownership         7)Nature of
                               action       action         or Disposed of (D)        Securities     Form: Direct        Indirect
                               Date         Code                                     Beneficially   (D) or              Beneficial
                                            -------------  ------------------------- Owned at End   Indirect            Ownership
                               (Month/                               A or            of Month       (I)
                               Day/Year)    Code        V  Amount    D   Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share                12/15/00     A(1)        V   40,000   A               79,447         Direct
Common Stock, par value
$0.01 per share                                                                         100         Indirect            by Son


                                                          1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion 3)Trans-       4)Trans-      5)Number of Derivative     6)Date Exercisable and
Security                       or Exercise  action         action        Securities Acquired (A)    Expiration Date
                               Price of     Date           Code          or Disposed of (D)         Month/Day/Year
                               Derivative   Month/Day/Year -------------------------------------    --------------------------------
                               Security                    Code       V   A                D        Date Exercisable Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $7.8750      12/15/00       A          V   60,773                    (2)              12/15/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-     7)Title and Amount           8)Price     9)Number of    10)Ownership        11)Nature of
Security                       action       of Underlying                of Deri-    Derivative     Form of             Indirect
                               Date         Securities                   vative      Securities     Derivative          Beneficial
                                            ------------------------     Security    Beneficially   Security            Ownership
                                                           Amount or                 Owned at End   Direct (D)
                               Month/Day/                  Number of                 of Month       or Indirect
                               Year         Title                                                   (I)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     12/15/00     Common Stock   60,773                    60,773         Direct
(right to buy)

Explanation of Responses:

(1)
Restricted Stock Award.
(2)
The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Jmaes L. Mishler
DATE 01/08/01